Report of Independent Auditors

To the Stockholder and Board of Directors of Principal National Life Insurance Company

We have audited the financial statements of Principal National Life Insurance Company (the Company) as of December 31, 2020 and 2019, for each of the three years in the period ended December 31, 2020, and have issued our report thereon dated April 13, 2021 (included elsewhere in this Registration Statement). Our audits of the financial statements included the financial statement schedules listed in Item 30(o) of this Registration Statement (the “schedules”). These schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s schedules based on our audits.

In our opinion, the schedules present fairly, in all material respects, the information set forth therein when considered in conjunction with the financial statements.

/s/Ernst & Young LLP

Des Moines, Iowa
April 13, 2021

Schedule I - Summary of Investments - Other Than Investments in Related Parties
December 31, 2020

			Amount as
			shown in the
			statement of
		Fair	financial
Type of Investment	Cost (1)	Value	position
Fixed maturities
Bonds
U.S. governments	$16,305,430	$17,466,404	$16,229,149
U.S. states, territories and possessions	1,926,100	2,442,580	1,936,838
U.S. special revenue	62,283,511	70,289,891	62,427,611
Industrial and miscellaneous	138,383,044	157,493,935	138,540,628
Total fixed maturities	218,898,085	247,692,810	219,134,226

Receivables and securities	35,600	XXXX	35,600
Other invested assets	1,006,366	XXXX	1,006,366
Cash	24,173,974	XXXX	24,173,974
Total investments	$244,114,025	XXXX	$244,350,166

(1) As to fixed maturities, original cost is reduced by repayments and other-than-temporary impairments, as applicable.

Schedule III - Supplementary Insurance Information
As of December 31, 2020, 2019 and 2018 and for each of the years then ended

	Future policy		Policy and
	benefits	Unearned	contract
Segment	and expense	premiums	liabilities

2020:
Individual life	$17,076	$—	$—
Other	—	—	—
Total	$17,076	$—	$—

2019:
Individual life	$15,749	$—	$—
Other	—	—	—
Total	$15,749	$—	$—

2018:
Individual life	$14,441	$—	$—
Other	—	—	—
Total	$14,441	$—	$—

Schedule III - Supplementary Insurance Information - (continued)
As of December 31, 2020, 2019 and 2018 and for each of the years then ended

			Benefits, claims
		Net	losses and	Other
	Premium	investment	settlement	operating
Segment	revenue	income (1)	expenses	expenses (1)

2020:
Individual life	$8,503	$(1,477,708)	$1,327	$399,543,420
Other	—	8,692,070	—	560,263
Total	$8,503	$7,214,362	$1,327	$400,103,683

2019:
Individual life	$8,055	$(1,339,673)	$1,308	$350,202,991
Other	—	7,825,415	—	626,384
Total	$8,055	$6,485,742	$1,308	$350,829,375

2018:
Individual life	$7,200	$(1,471,461)	$1,038	$331,788,143
Other	—	6,127,067	—	572,992
Total	$7,200	$4,655,606	$1,038	$332,361,135

(1) Allocations of net investment income and certain operating expenses are based on a number of assumptions and estimates, and reported operating results would change by segment if different methods were applied.

Schedule IV - Reinsurance
As of December 31, 2020, 2019 and 2018 and for each of the years then ended

					Percentage
		Ceded to	Assumed		of amount
	Gross	other	from other		assumed
	amount	companies	companies	Net amount	to net
2020:
Life insurance in force	$330,488,745,773	$330,488,745,773	$1,732,650	$1,732,650	100%

Premiums:
Individual life	$1,007,313,891	$1,007,313,891	$8,503	$8,503	100%

2019:
Life insurance in force	$283,161,404,992	$283,161,404,992	$1,765,414	$1,765,414	100%

Premiums:
Individual life	$900,885,697	$900,885,697	$8,055	$8,055	100%

2018:
Life insurance in force	$245,166,277,337	$245,166,277,377	$1,766,630	$1,766,630	100%

Premiums:
Individual life	$785,108,681	$785,108,681	$7,200	$7,200	100%